Exhibit 99(a)

For More Information:
Laurie Scarborough
Investor Relations
502/580-1037
E-MAIL: lscarborough@humana.com

Greg Donaldson
Public Affairs
502/580-3683
E-MAIL: gdonaldson@humana.com



       TARGETING GROWTH, HUMANA ANNOUNCES ACQUISITION OF
               PHYSICIAN CORPORATION OF AMERICA


   Combination Establishes Humana As Health Services Powerhouse

    Gains Immediate Leadership Position In Important Texas And
                        Florida Markets

     Company Foresees Significant Synergies, Cost Savings From
                      Combined Operations



 	LOUISVILLE, KY (June 3, 1997) --- Targeting growth and critical mass in its core Florida and Texas markets, Humana Inc. (NYSE: HUM) announced today that the company signed a definitive agreement to acquire Physician Corporation of America (Nasdaq:
PCAM) for $7 per share plus the assumption of $130 million in debt, for a total consideration of approximately $400 million in cash. Physician Corporation of America (PCA), with 1.1 million members, provides comprehensive health care services through its health maintenance organizations in Florida, Texas and Puerto Rico.

	As a result of the transaction, Humana will have approximately six million members and over $8 billion in annual premiums.

	"This acquisition represents a compelling strategic opportunity that strengthens our competitive position in Florida and Texas, with all of the critical mass and purchasing power that is absolutely critical for long-term leadership in our industry," said David A. Jones, Chairman and Chief Executive Officer of
Humana.

 	Gregory H. Wolf, Humana's President and Chief Operating Officer, added, "Having implemented an aggressive program of operating improvements since the middle of last year -- all aimed at making our service second-to-none in the industry -- we are now poised to seize opportunities in a consolidating marketplace, broaden our product line and pursue accelerated growth. We are confident that we can obtain immediate synergies and cost savings through the acquisition of PCA, and that it will be a meaningful contributor to our earnings growth in the future."

	By joining forces with PCA, Humana will broaden and deepen its competitive position in both Florida and Texas. Humana currently has 1.1 million members in Florida, and PCA will bring 324,000 new members including a strong base in Northern Florida.
In Texas, PCA has 323,000 members which, added to Humana's
337,000 members, will give the combined companies about 660,000 members, making it one of the largest managed care organizations in Texas. PCA brings established positions in such key Texas cities as Austin and San Antonio. In addition, PCA has 491,000 members in Puerto Rico.

	Humana's current products include commercial, Medicare risk, and CHAMPUS (Civilian Health and Medical Program of the
Uniformed Services) and, with the acquisition of PCA, it will gain almost 600,000 Medicaid members. The company believes that it will now be well positioned in the Medicaid market as federal and state governments continue to turn to the private sector to improve the quality and efficiency of government-funded medical programs.

	Commenting on the Florida transaction, Douglas Cook, Director of the Florida Agency for Health Care Administration, said: "I look forward to partnering with one of the largest HMOs in Florida in the delivery of health care services to Medicaid recipients. Humana has been our best partner in the Community
Health Purchasing Alliances in the delivery of quality health care to small business. Humana has a commitment to and history of high-quality health care and customer service."

	The acquisition comes during a period in which Humana has undertaken a major program to reinvent its customer service and underscore its commitment to quality and patient care. Among other improvements, Humana has introduced HumanaFirst, a 24-hour health information hotline, streamlined physician referrals, and expanded member access to customer service representatives in the evenings and weekends. Additionally, just last week, Humana introduced a new family of commercial health plans -- "HumanaFreedom" plans -- offering more flexibility to HMO members who wish to access medical services outside of the existing provider network.

	"From my perspective, this acquisition offers an ideal combination of long-term growth and synergistic benefits. It is an excellent fit," said Wolf, who added: "Our vision is to improve the health of every one of our members. It is very exciting for us to have an opportunity to bring our commitment to service and caring to these new members of the Humana family."

	The transaction is subject to certain customary conditions, including various insurance regulatory approvals and approval of PCA's stockholders.

	Humana, headquartered in Louisville, Ky., is one of the nation's largest publicly-traded managed health care companies with more than 4.7 million health plan members primarily located in 17 states. Humana offers coordinated health care through a variety of delivery systems -- health maintenance organizations, preferred provider organizations, point-of-service plans, administrative services products and medical savings accounts -- to employer groups, government-sponsored plans and individuals. More information about Humana is available on the Internet at http://www.humana.com.

        This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Humana's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996.


                          HUMANA INC.
               PHYSICIAN CORPORATION OF AMERICA
                          FACT SHEET


                          Humana           PCA           Combined

Premiums
(Latest 12 months)     $6.9 billion    $1.3 billion    $8.2 billion


Medical Membership at March 31, 1997:

By State --

Florida                   1,128,500        324,200        1,452,700

Texas                       336,800        323,100          659,900

Other                     3,302,800        490,900 (a)    3,793,700

                          4,768,100      1,138,200        5,906,300

By Product --

Commercial                2,577,800        480,400        3,058,200

Medicaid                     53,200        597,600 (a)      650,800

Medicare risk               374,200         60,200          434,400

CHAMPUS                   1,103,100           --          1,103,100

Medicare supplement          93,500           --             93,500

Administrative services     566,300           --            566,300

                          4,768,100      1,138,200        5,906,300

(a)  Includes approximately 142,000 Medicaid members effective
     April 1, 1997.